4
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                 STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1.   Name and Address of Reporting Person*

 Performance Capital Group, LLC
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   (Last)                           (First)             (Middle)

 14 Wall Street, 27th Fl
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                                    (Street)

New York                            New York               10005
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol
Waterlink Inc.        Ticker: WLKN
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Statement for Month/Year
Feb/2003
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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [ ]  Director                             [X]  10% Owner
     [ ]  Officer (give title below)           [_]  Other (specify below)

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7.   Individual or Joint/Group Filing (Check applicable line)

     [x]  Form filed by One Reporting Person
     [_]  Form filed by more than One Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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1.
Title of security:
Waterlink Inc.

2.
Transaction Date:
February 4,2003

3.
Transaction Code:
 (S)

4.
Securities Aquired (A) or Disposed (D):
Amount   (D)or(A)	 Price
 40,000    (D)          $0.094

5.
Amout of Securities Beneficialy owned at End of Reported Transactions:
2,511,300
6.
OwnerShip Form Direct (D) or Indirect(I):
(D)

7.Nature of Indirect Beneficial Ownership:
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).


                                                                          (Over)
                                                                  SEC 1474(3-99)





FORM 4 (continued)

Table II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (e.g., puts, calls, warrants, options, convertible securities)


NA



Explanation of Responses:





          Matthew Brand                                        2/6/2003
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      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



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